Addendum to Agreement for Sale of Assets

Addendum to agreement for sale of assets between INFe.com, Inc. ("buyer") and ClubComputer.com, Inc. ("seller") dated August 9, 2000.

WHEREAS, buyer and seller previously entered into an agreement for sale of assets dated April 3, 2000; and,

WHEREAS, for good and valuable consideration buyer and seller have agreed to modify the agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1.) Paragraph 2(ii) is hereby modified to provide for a single and final payment of 800,000 shares after receipt of which buyer shall have completely extinguished its debt to seller. Said shares are due upon the complete execution of this addendum.

2.) All other terms and provisions of said agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this addendum effective as of the day and year first above written.

INFe.com, Inc.                                  ClubComputer.com, Inc.



By: /s/ T M Richfield                          By: /s/ Dennis Tracz
   ---------------------------------              -----------------------------
Name: Thomas M. Richfield                      Name: Dennis Tracz
Its: President & CEO                           Its: President